                         SHAREHOLDERS SERVICE CONTRACT
                         -----------------------------

     SHAREHOLDERS SERVICE CONTRACT (this "Agreement"), dated ________, 1997, between COMPOSITE BOND & STOCK FUND (the "Fund"), a separate series of The Composite Funds (the "Trust"), a Massachusetts business trust with offices located at 601 West Main Avenue, Suite 300, Spokane, Washington 99201, and MURPHEY FAVRE SECURITIES SERVICES, INC. (the "Transfer Agent"), a Washington corporation with offices located at 601 West Main Avenue, Suite 300, Spokane, Washington 99201:

                              W I T N E S S E T H
                              -------------------

     WHEREAS, the Trust is a diversified, open-end series management investment company registered under the Investment Company Act of 1940, whose shares are or will be registered under the Securities Act of 1933; and

     WHEREAS, the Transfer Agent engages in the business of rendering computer and related services and acting as transfer agent and shareholder servicing agent for investment companies;

     WHEREAS, the Fund desires the Transfer Agent to perform the services set forth in Schedule A attached hereto and incorporated herein by reference, and the Transfer Agent is willing to perform such services;

     NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the Fund and the Transfer Agent agree as follows:

     1. The Transfer Agent shall perform for the Fund the services set forth in Schedule A for a monthly fee set forth in Schedule C attached hereto and incorporated herein by reference (or in the case of certain identified extra charge services, a charge set forth in Exhibit B attached hereto and incorporated herein by reference).

     2. The Fund agrees to reimburse the Transfer Agent for postage, the procurement and/or printing of share certificates (if any), statements, envelopes, checks, reports, tax forms, proxies, or other forms of printed material required in the performance of its services to the Fund under this Agreement.

     3. The Fund agrees to reimburse the Transfer Agent for all freight and other delivery charges and insurance or bonding charges incurred by the Transfer Agent in delivering materials to and from the Fund and for certificates (if any) delivered to shareholders.

     4. The Fund agrees to reimburse the Transfer Agent for all direct telephone expenses incurred by the Fund in calling shareholders regarding their Fund transactions, accounts, and for any other Fund business.

     5. The Transfer Agent at the end of each month during the term of this Agreement will render an itemized statement to the Fund for its charges under this Agreement. Payment by the Fund is due 10 (ten) days from the date such statement is received.

     6. The Fund agrees that all computer programs and procedures developed to perform services required under this Agreement are the property of the Transfer Agent and the Transfer Agent agrees that all records and other data, except computer programs and procedures, are the property of the Fund. The Transfer Agent agrees that it will furnish all records and other data as may be requested to the Fund immediately upon termination of this Agreement for any reason whatsoever.

     7. The Transfer Agent agrees to treat all records and other information relative to the Fund with utmost confidence and further agrees that all records maintained by the Transfer Agent for the Fund shall be open to inspection and audit at reasonable times by the officers, agents or auditors employed by the Fund and that such records shall be preserved and retained by the Transfer Agent so long as this Agreement shall remain in effect.

     8. The Transfer Agent shall not be liable for any damage, loss of data, delay or any other loss caused by any such power failure or machine breakdown, except that the Transfer Agent shall be liable for actual out-of-pocket costs caused by any such power failure or machine breakdown, and the Transfer Agent shall recover the data in process that is assumed lost during any power failure or machine breakdown.

     9. The Transfer Agent will maintain in force through the duration of this Agreement at least $1,000,000 or more fidelity bond written by a reputable bonding company, covering theft, embezzlement, forgery and other acts of malfeasance by the Transfer Agent, its employees, or agents in connection with services performed for the Fund.

     10. This Agreement may be terminated without the payment of any penalty by either party upon (180) days' written notice thereof given by the Fund to the Transfer Agent and upon one hundred eighty (180) days' written notice thereof given by the Transfer Agent to the Fund.

     11. Any notice shall be officially given when sent by registered or certified mail by either party to the foregoing addresses, provided that either party may notary the other of any changed address to which such notices should be mailed thereunder.

     12. This Agreement constitutes the entire Agreement between the parties and shall be governed by, and its provisions shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.

     13.  This Agreement will be subject to review annually.

     14. A copy of the Declaration of Trust of the Trust is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed by an officer of the Trust on behalf of the trustees of the Trust, as trustees and not individually, on further behalf of the Fund, and that the obligations of this Agreement shall be binding upon the assets and properties of the Fund only and shall not be binding upon the assets and properties of any other series of the Trust or upon any of the trustees, officers, employees, agents or shareholders of the Fund or the Trust individually.

     IN WITNESS WHEREOF, the parties hereto cause this Agreement to be executed by their officers designated below as of the date first above-written.

                              THE COMPOSITE FUNDS, on behalf of its
                              series COMPOSITE BOND & STOCK FUND


                              By:  __________________________________
                                   President

                              MURPHEY FAVRE SECURITIES SERVICES, INC.


                              By:  __________________________________
                                   Executive Vice President

                                  SCHEDULE A

I.   Shareholder Services

     A. Maintain all shareholder records on electronic data processing equipment, including:

          1.   Share balances

          2.   Account transaction history

          3.   Names and addresses

          4.   Certificate records

          5.   Distribution records

          6.   Transfer records

          7.   Over-all control records

     B.   New Accounts

          1. Deposit all monies received into a Fund custody account maintained by the Custodian

          2.   Set up account according to shareholders' instructions as to:

               a.   Amount of shares purchased

               b.   Retain shares or deliver to shareholder

          3.   Issue and mail shareholder confirmations

     C.   Additional Purchases

          1. Deposit monies received into a Fund custody account maintained by the Custodian

          2.   Issue shareholder confirmations

     D.   Liquidations - Full and Partial

          1.   Liquidate shares upon shareholder request

          2.   Issue checks for amount of liquidation

          3.   Issue and mail shareholder confirmation

     E. Transfer shares as requested which includes obtaining necessary papers and documents to satisfy transfer requirements. On irregular transfers requiring special legal opinions, such special legal fees, if any, are to be paid for by the Fund.

     F.   Prepare and mail certificates as requested by shareholders

     G.   Process changes, corrections of addresses and registrations

     H.   Maintain service with shareholders as follows:

          1. Activity required to receive, process and reply to shareholders' correspondence regarding account matters

          2. Refer correspondence regarding investment matters to the Fund with sufficient account data to answer

          3. Contact shareholders directly to settle problems and answer questions

     I.   Compute distributions, dividends and capital gains

          1.   Reinvest in additional shares

          2. Advise each shareholder of amount of dividends received and tax status annually

     J.   Replace lost certificates

     K.   Produce transcripts of shareholder account history as required

     L. Maintain the controls associated with the computer programs and manual systems to arrive at the Company's total shares outstanding.

     M. Receive mail and perform other administrative functions relating to transfer agent work.

II.  Reports and Schedules

     A.   Daily

          1.   Name and address changes

          2.   Name and address additions and deletions

          3.   Transaction Register

               a.   Purchases

               b.   Sales

               c.   Adjustments

          4.   Cash reconciliation - cash received for day

          5.   Check reconciliation - checks issued for day

          6.   Transaction reconciliation

               a.   Amount received

               b.   Total shares purchased

               c.   Number of purchase transactions

               d.   Amount liquidated

               e.   Total shares liquidated

               f.   Number of liquidations

               g.   Checks issued for liquidations

     B.   Monthly

          1.   Purchases, sales and adjustments

          2.   Certificates issued

          3.   Certificate, redemptions and transfers

          4.   Certificate reconciliation by certificate number

          5.   Sales by states for month

     C.   Periodically

          1.   Alphabetical account listing

III.      Other Services

     *A.  Mailing labels or other mailing services to shareholders

     *B.  Services in connection with any stock splits

     *C. Develop special reports for Fund officers regarding statistical and accounting data pertaining to the Fund. Fund shall pay for out-of-pocket expenses charged by vendors to develop such reports or portions thereof.

*  Extra charge services, per Schedule B.

                                  SCHEDULE B

                          TIME AND MATERIAL SERVICES

            Computer...................... $50/hour

            Keypunch...................... $10/hour

            Clerical...................... $10/hour

            Programming and Direct Technical Management $25/hour

            Travel and per diem expenses (chargeable only
             when authorized by Company).. At Cost

            Mailing Services.............. At Cost

Any of the above services when performed outside regular working hours of Murphey may be billed at 150 percent of the above.

                SCHEDULE C:  MONTHLY SHAREHOLDER SERVICING FEES
                         _____________________  , 1997

                                            Fee Per Account Per Month
                                            -------------------------
                                        Class A  Class B  Class I  Class S
                                        -------  -------  -------  -------
Composite Bond & Stock Fund               $1.25    $1.35      -0-    $1.35
Composite Growth & Income Fund            $1.25    $1.35      -0-    $1.35
Composite Northwest Fund                  $1.25    $1.35      -0-    $1.35
Composite Income Fund                     $1.45    $1.55      -0-    $1.55
Composite Tax-Exempt Bond Fund            $1.45    $1.55      -0-    $1.55
Composite U.S. Government Securities      $1.45    $1.55      -0-    $1.55
Composite Cash Management Company
       Money Market Fund
           First 25,000 accounts          $1.85    $1.95    -  0-    $1.95
           Each additional account        $1.55    $1.65    -  0-    $1.65

Composite Cash Management Company
       Tax-Exempt Money Market
       Fund                               $1.85    $1.95    -  0-    $1.95
           First 25,000 accounts          $1.55    $1.65    -  0-    $1.65
           Each additional account